As filed with the Securities and Exchange Commission on March 31, 2021

Registration No. 333-224878

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

OTELCO INC.

(Exact name of registrant as specified in its charter)

Delaware	52-2126395
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

505 Third Avenue East

Oneonta, Alabama 35121

(205) 625-3574

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Otelco Inc. 2018 Stock Incentive Plan

(Full title of plan)

Richard A. Clark

President and Chief Executive Officer

Otelco Inc.

505 Third Avenue East

Oneonta, Alabama 35121

(205) 625-3574

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Steven Khadavi, Esq.

Troutman Pepper Hamilton Sanders LLP

875 Third Avenue

New York, New York 10022

(212) 704-6207

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 to Form S-8 relates to the Registration Statement on Form S-8 (Registration No. 333-224878) filed with the Securities and Exchange Commission on May 11, 2018 (the “Registration Statement”) by Otelco Inc., a Delaware corporation (the “Registrant”), relating to 281,557 shares of the Registrant’s Class A common stock, par value $0.01 per share (the “Common Stock”), to be offered and sold pursuant to the Otelco Inc. 2018 Stock Incentive Plan.

On March 31, 2021, pursuant to an Agreement and Plan of Merger, dated as of July 26, 2020, by and among Future Fiber FinCo, LLC, a Delaware limited liability company (f/k/a Future Fiber FinCo, Inc.) (“Buyer”), Olympus Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation in the merger and a wholly owned, indirect subsidiary of Buyer.

In connection with the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities pursuant to the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all shares of the Registrant’s Common Stock registered under the Registration Statement but not sold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Oneonta, State of Alabama, on March 31, 2021.

OTELCO INC.
(Registrant)

By:	/s/ Richard A. Clark
Name: Richard A. Clark
Title: President and Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.